Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2012

Dear Shareholders, Customers, and Employees,

As I begin my first full year as President and CEO of United Bancshares, Inc., I am grateful for the privilege to work beside a dedicated Board of Directors and a talented staff of over 150 remarkable individuals. Thanks to their efforts, I am pleased to report that your Company had a successful 2012.

The Company’s success was evident not only in the financial statements of your Company, but also in the positive impact your Company and its staff members have had on our communities. Whether your Company made a direct financial contribution or supported one of our many team members who made the personal choice to invest both time and talents to make our communities and our world a better place, know that each of those successes is an important part of who we are as a community bank.

A summary of the financial performance is included in this correspondence. Please note that despite the current low interest rate environment, which was the primary reason for the Company’s decrease in net interest income, the Company reported net income for the year ending December 31, 2012 of $4.5 million ($1.30 per share) compared to $2.9 million ($0.85 per share) for the same period in 2011.

As we progress through 2013, we realize that we will continue to face the challenge of balancing compliance and regulatory requirements and a sputtering economic recovery with providing quality, competitive products and services for our customers throughout our communities.  Regardless of those challenges, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values and respect for you, our shareholders, customers, and employees.

We appreciate the trust that you, and in many cases several generations of your family, have placed in the Company for over 100 years and we look forward to serving you for many years to come.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended Dec. 31, 2012	For the Year ended Dec. 31, 2011
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 22,592	$ 26,461
Interest expense	4,676	7,326
Net interest income	17,916	19,135
Provision for loan losses	200	4,375
Net interest income after provision for loan losses	17,716	14,760
Non-interest income	4,353	3,831
Non-interest expenses	16,513	15,546
Income before income taxes	5,556	3,045
Provision for income taxes	1,071	102
Net income	$ 4,485	$ 2,943

Average common shares outstanding	3,446,133	3,445,469

PER COMMON SHARE
Net income	$ 1.30	$ 0.85
Book value	$18.62	$17.34
Closing price	$ 9.75	$ 6.87

FINANCIAL RATIOS
Return on average assets	0.79%	0.50%
Return on average equity	7.23%	5.12%
Net interest margin	3.55%	3.64%
Efficiency ratio	71.21%	64.88%
Loans to deposits	65.24%	70.91%
Allowance for loan losses to loans	2.27%	2.51%

PERIOD END BALANCES
	As of December 31, 2012	As of December 31, 2011
Assets	$572,448	$587,045
Loans	$304,445	$337,947
Deposits	$471,199	$480,486
Shareholders' equity	$ 64,170	$ 59,748

Common shares outstanding	3,446,305	3,445,679

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211